Exhibit 10ppp

Norfolk Southern Corporation Long-Term Incentive Plan
Award Agreement

Performance Share Unit Incentive For Accelerated Five-Year Plan

This AGREEMENT dated as of <Award Date> (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and <Employee Name> (Participant), Employee ID No. <Emp_Id>.

1.Award Contingent Upon Execution of this Agreement. This Award is contingent upon the Participant’s execution of this Agreement. This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes agreement on or before <Deadline Date>.

2.Governing Terms. Each Award made hereunder is made pursuant to the Norfolk Southern Corporation Long‑Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement. The Participant agrees to be bound by all the terms and provisions of the Plan and by all determinations of the Committee thereunder, and that the provisions of this Agreement shall control in the event of any inconsistency between this Agreement and the Plan or other Plan-related documents. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

3.Award of Performance Share Units. The Corporation hereby confirms an Award to the Participant on Award Date of <PSUs> Performance Share Units (PSUs). The award of PSUs shall entitle the Participant who satisfies the employment requirements, as described in Section 4 hereof, to receive shares of Common Stock of the Corporation upon the Corporation’s achievement of Performance Goals established by the Committee at the time of grant for the following equally weighted Performance Criteria: (a) the Corporation’s operating ratio for 2018; and (b) the Corporation’s earnings per share for 2018.

4.Earnout of Performance Share Units. To the extent that the Performance Goals are achieved, the Corporation shall determine number of Performance Shares earned during the Performance Cycle by a ratio where the numerator is the number of months the Participant was in an active status and employed by the Corporation between January 1, 2016 and December 31, 2018, and the denominator is 36.  For this purpose, if the Participant is employed in an active status on a single day within the month, then the Participant shall be deemed to be in an active status for the month. Notwithstanding the foregoing, if the Participant is in active status and employed by the Corporation but is demoted to a pay band level lower than the position the Participant held with the Corporation at the Award Date, then any month after the Participant’s demotion shall not be counted in the numerator.

Any Performance Shares earned at the end of the Performance Cycle on December 31, 2018, and for which the Participant has satisfied the preceding employment conditions shall be distributed in whole shares of Common Stock of the Corporation, subject to tax withholding as provided in this Agreement.

If the Participant is granted a leave of absence before the end of the Performance Cycle, the Participant shall not forfeit rights with respect to any Performance Shares that were being earned during the Performance Cycle; however, the leave of absence shall not be counted in determining whether the

Participant was employed by the Corporation in an active status in a month, unless the leave of absence was due to the Participant’s placement on Salary Continuance.

If the Participant’s employment is terminated before the end of the Performance Cycle by reason of Retirement, Disability or death, the Participant’s rights with respect to any Performance Shares being earned during the Performance Cycle shall continue until the end of the Performance Cycle; however, the number of Performance Shares earned shall be determined based on the number of months that the Participant was in active status and employed by the Corporation as provided above.

If the Participant’s employment is terminated for any reason other than the Participant’s Retirement, Disability, or death before the expiration of the Performance Cycle, all PSUs awarded hereunder shall be forfeited immediately and all the Participant’s rights to such shares shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

Notwithstanding the foregoing, if the Participant Engages in Competing Employment within a period of two years following Retirement or Disability and before the end of the Performance Cycle, the Participant shall immediately forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle without further obligation on the part of the Corporation or any Subsidiary Company. A Participant “Engages in Competing Employment” if the Participant works for or provides services for any Competitor, on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, director, owner, officer, partner, joint venturer, or employee. For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

Moreover, notwithstanding the foregoing, the Participant shall immediately forfeit all rights with respect to any Performance Shares that were being earned during the Performance Cycle without further obligation on the part of the Corporation or any Subsidiary Company if:

i.	the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant before the expiration of the Performance Cycle, and

ii.	it is determined that the Participant engaged in any of the following:

A.
the Participant engaged in an act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Corporation or Subsidiary Company; or

B.	the Participant disclosed confidential information in violation of a confidentiality agreement with the Corporation or a Subsidiary Company, or otherwise in violation of the law.
A determination under this paragraph shall be made by the Committee with respect to a participant who was, at any time, employed at the level of Vice President or above, and this determination shall be made by the Vice President Human Resources with respect to all other participants, and in either situation upon consultation with the Corporation’s chief legal officer.

Participant understands that nothing in this Agreement (1) prohibits or impedes Participant from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Participant to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

No dividend equivalent payments shall be made with respect to the award of Performance Share Units hereunder.

5.Tax Withholding. The Participant acknowledges that any common stock distributed hereunder will be treated as ordinary compensation income for federal and state income and employment tax purposes, and that the Corporation will be required to withhold taxes on the distribution of any award. The minimum necessary tax withholding obligation with respect to an award of PSUs will be satisfied with shares of Common Stock of the Corporation upon distribution of such award.

6.Exclusion from Change in Control. The Participant acknowledges and agrees that, as a condition of receiving this Award, that this Award will be excluded from the calculation of any benefit to which the Participant may become entitled under any Change in Control Agreement between the Participant and the Corporation.

7.Recoupment. The Participant acknowledges that the Corporation shall recover from any Participant who is a current or former executive officer all or any portion of any PSUs awarded to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law No. 111‑203, or as may otherwise be required by law. In addition, any Participant who at any time is a Board-elected officer at the level of Vice President or above agrees that he will, upon the demand of the Board of Directors, reimburse all or any portion of PSUs awarded if (a) financial results are restated due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, (b) a lower PSU distribution would have been made to the officer based upon the restated financial results, and (c) the PSUs were distributed within the three-year period prior to the date the applicable restatement was disclosed. The Participant acknowledges and agrees that the Board of Directors or the Corporation may, without waiving any other legal remedy allowed by law, deduct the full amount of such repayment obligation from any amounts the Corporation then owes, or will in the future owe, to the Participant. Nothing in this Agreement shall waive the Committee’s, Board of Directors’ or Corporation’s rights to take any such other action as the Committee, Board of Directors or the Corporation may deem appropriate in view of all the facts surrounding the particular financial restatement.

8.Governing Law. The Participant agrees that this Award shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to Virginia’s choice of law rules. The Participant consents to the personal jurisdiction of the federal and/or state courts serving the Commonwealth of Virginia and waives any defenses of forum non conveniens. The Participant agrees that any and all initial judicial actions related to this Award shall only be brought in the United States District Court for the Eastern District of Virginia, Norfolk Division or the appropriate state court in the City of Norfolk, Virginia regardless of the place of residence or work location of the Participant at the time of such action.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above‑mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

By:

NORFOLK SOUTHERN CORPORATION